Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Third-Quarter 2018 Results

Third-Quarter Highlights:

•	Total company revenue up 11 percent year-over-year on strong top-line performance for all segments

•	Record high earnings for Plant Nutrition South America segment

•	Net income down year-over-year primarily due to a significant decline in Salt segment earnings

•	Year-to-date cash flow from operations totaled $165 million, up 29 percent from prior- year result

OVERLAND PARK, Kan. (Oct. 31, 2018) – Compass Minerals (NYSE: CMP) reported third-quarter 2018 net income of $12.8 million, or $0.37 per diluted share, compared to $32.0 million, or $0.94 per diluted share, in the prior-year period. The 2017 results included a net benefit of $0.29 per diluted share from a one-time tax benefit of $13.0 million partially offset by a $3.0 million after-tax restructuring charge. While third-quarter 2018 revenue across all the company's segments increased year-over-year, increased costs, primarily at the Goderich salt mine, lowered net earnings.

“Our strong top-line performance continued in the third quarter driven primarily by robust plant nutrition demand in Brazil, attractive pricing for our plant nutrition products in North America and more typical pre-season demand for deicing products in our Salt business," said Compass Minerals' President and CEO Fran Malecha. “We are encouraged by the performance of our Plant Nutrition business where our strategic investments to expand and improve our operations are demonstrating their ability to drive top- and bottom-line growth. Our Salt segment, however, performed below our expectations. This was primarily due to lower-than-expected production at our Goderich mine following the 11-week strike at the mine, which ended in July. While these results are disappointing, we have a plan in place for improvement and our Goderich employees are working diligently to reach our targeted production rates.”

Compass Minerals Reports Third Quarter Earnings

Total revenue in the third quarter of 2018 increased 11 percent year-over-year, as the Salt business posted a 10 percent increase in revenue and the Plant Nutrition business boosted revenue by 12 percent.

Consolidated operating earnings were $32.6 million, which was 4 percent above prior year results of $31.4 million. Excluding the impact of restructuring charges in 2017, operating earnings for the third quarter of 2018 were 9 percent below prior-year adjusted results while adjusted EBITDA declined 2 percent.

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$322.5	$290.7	$1,007.1	$906.5
Operating earnings	$32.6	$31.4	$62.0	$78.8
Operating margin	10.1%	10.8%	6.2%	8.7%
Adjusted operating earnings(1)	$32.6	$35.7	$62.0	$83.1
Adjusted operating margin(1)	10.1%	12.3%	6.2%	9.2%
Net earnings	$12.8	$32.0	$17.8	$47.1
Net earnings, excluding special items(1)	$12.8	$22.0	$17.8	$37.1
Diluted net earnings per share	$0.37	$0.94	$0.51	$1.38
Diluted net earnings per share, excluding special items(1)	$0.37	$0.65	$0.51	$1.09
EBITDA(1)	$64.4	$65.7	$166.9	$168.0
Adjusted EBITDA(1)	$67.2	$68.8	$166.5	$172.8

(1)
Adjusted operating earnings; adjusted operating margin; net earnings, excluding special items; diluted net earnings per share, excluding special items; EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

SALT BUSINESS SUMMARY
Salt segment sales in the third quarter of 2018 increased 10 percent from 2017 results driven by an 11 percent increase in sales volumes offset by a 1 percent decline in average selling prices. Strong pre-season deicing sales in the U.K., along with more typical pre-season demand in North America, resulted in a 13 percent increase in highway deicing sales volumes. Average selling prices for highway deicing sales were essentially unchanged from prior-year results as most sales in the quarter were sold under 2017-2018 winter contracts. Consumer and industrial sales volumes, which were 6 percent above 2017 third-quarter results, also benefited from a return to more typical demand patterns compared to the prior year.

Compass Minerals Reports Third Quarter Earnings

The Salt segment generated operating earnings of $12.1 million, a decline of $10.4 million, or 46 percent, from 2017 third-quarter results, while Salt segment EBITDA decreased 28 percent. Prior-year results included $2.0 million in restructuring costs. In addition to increased logistics costs, Salt segment earnings were pressured by higher-than-expected costs primarily resulting from lower production levels at the company's Goderich salt mine. As previously disclosed, the pace of ramping up production to targeted rates with our new continuous mining and haulage equipment has been slower than anticipated following the end of the Goderich mine strike. Cost impacts related to lower production levels in the third quarter, including imported salt sold in the quarter, totaled approximately $15 million.

PLANT NUTRITION BUSINESS SUMMARY
Strong agriculture market fundamentals in Brazil, combined with improved average selling prices for our plant nutrition products in North America, resulted in third-quarter revenue growth of 12 percent for Compass Minerals' Plant Nutrition business compared to 2017 results.

Plant Nutrition North America segment revenue grew 3 percent to $41.7 million from $40.3 million in the third quarter of 2017. While some delayed demand for sulfate of potash (SOP) resulted in a 2 percent decline in sales volumes from prior-year results, average selling price improved 5 percent primarily due to an increase in micronutrients sales, which are higher priced than SOP.

Operating earnings for the Plant Nutrition North America segment totaled $2.3 million, equal to third-quarter 2017 results. Prior-year results included $1.2 million in restructuring charges. Operating earnings continued to be pressured by a year-over-year step-up in depreciation expense due to the commissioning of new production assets at the company's Ogden, Utah, SOP plant. The segment's third-quarter 2018 EBITDA rose 31 percent to $15.1 million from prior-year results, and 19 percent when adjusting EBITDA for the restructuring charge in 2017. The increased EBITDA was driven primarily by improved operational efficiency at the Ogden facility and sales mix benefits.

Plant Nutrition South America segment revenue increased 15 percent to $141.2 million from third-quarter 2017 results of $123.2 million as sales volumes increased 9 percent and average selling prices improved 5 percent. Favorable crop economics in Brazil drove increased demand

Compass Minerals Reports Third Quarter Earnings

for the company's specialty plant nutrition products and lifted sales volumes 10 percent from the prior-year levels. Average selling prices for agriculture products in this segment increased 9 percent compared to the prior-year due to the business' dynamic pricing capability and an improved sales mix. Strong demand for chlor-alkali products resulted in a 6 percent increase in sales volumes within the chemical solutions business, however average selling prices declined 12 percent due to foreign currency translation.

The Plant Nutrition South America segment generated third-quarter 2018 operating earnings of $31.2 million, a 46 percent increase from prior year results. Operating earnings margin expanded to 22.1 percent from 17.4 percent in the third quarter of 2017. Increased sales volumes and price improvements, which were partially offset by higher raw materials costs, were the primary drivers of these improved results. EBITDA for the segment increased 26 percent from prior-year results to $36.8 million.

Year-over-year changes in the weighted average exchange rate of the Brazilian reais to the U.S. dollar negatively impacted the translation of our third-quarter 2018 Plant Nutrition South America results by 23 percent.

OTHER FINANCIAL HIGHLIGHTS
Year-to-date cash flow from operations totaled $165.4 million, an increase of 29 percent from 2017 results. This growth was primarily due to working capital improvements.

Corporate and other costs declined $1.8 million from 2017 third-quarter results of $14.8 million. The prior-year results included $1.1 million in corporate restructuring charges. Excluding the impact of these charges, corporate and other expense in the 2018 third quarter were 5 percent below prior-year results.

Interest expense increased $2.4 million from prior-year expense of $13.5 million as a result of higher interest rates on the floating-rate debt held by the company in the U.S.

Other expense in the 2018 third quarter was $2.8 million compared to other income of $1.2 million in the prior-year quarter. This difference was driven by changes in foreign exchange rates.

Compass Minerals Reports Third Quarter Earnings

Third-quarter 2018 income tax totaled $1.7 million compared to a benefit of $12.5 million in the prior-year quarter. In the third quarter of 2017, the company released a valuation allowance on deferred tax assets related to the Produquímica acquisition, which resulted in a $13 million discrete tax benefit. The company currently expects a full-year 2018 tax rate of approximately 13 percent, down from prior estimate of approximately 21 percent, due to lower expected total income and shifts in our pre-tax earnings between jurisdictions.

OUTLOOK
The annual North American highway deicing bidding process was completed during the third quarter and has resulted in a year-over-year increase of 18 percent for average highway deicing contract pricing. Given this result and solid price expectations for consumer and industrial salt products, the company expects fourth-quarter Salt segment revenue growth of approximately 15 percent compared to prior year on slightly increased sales volumes. Operating margins for the segment are anticipated to be similar to prior-year results, as the expected price benefit will be offset by increased logistics costs as well as the remaining cost impacts from lower production rates at the Goderich mine.

Strong demand indications for SOP and a seasonal increase in demand for micronutrients are expected to drive year-over-year and sequential revenue growth in the fourth quarter for the Plant Nutrition North America segment. The expected increase in micronutrient sales is also anticipated to improve operating margin.

Strong agriculture fundamentals in Brazil should continue to benefit the company's Plant Nutrition South America segment, although the company expects modest revenue growth for the fourth quarter due to the year-over-year weakening of the Brazilian reais and unseasonably strong sales in the prior-year period.

Given these factors, as well as the lower forecasted tax rate for the remainder of the year, the company currently anticipates full-year earnings to range from $2.20 per diluted share to $2.50 per diluted share.

Compass Minerals Reports Third Quarter Earnings

2018 OUTLOOK: FULL YEAR EPS - $2.20 to $2.50
	4Q18	FY18
Salt Segment
Volume		11.6 million to 12 million tons
Revenue	$285 million to $315 million
Operating earnings margin	21% to 23%
Plant Nutrition North America Segment
Volume		345,000 to 360,000 tons
Revenue	$80 million to $95 million
Operating earnings margin	16% to 18%
Plant Nutrition South America Segment
Volume		740,000 to 780,000 tons
Revenue	$110 million to $130 million
Operating earnings margin	16% to 18%
Corporate
Corporate and other expense		~$56 million
Interest expense		~$60 million
Depreciation, depletion and amortization		~$138 million
Capital expenditures		less than $100 million
Effective tax rate		~13%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, November 1, 2018, at 10:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 2031788. Outside of the U.S. and Canada, callers may dial 720-452-9074. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 22 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’

Compass Minerals Reports Third Quarter Earnings

mission is to be the best essential minerals company by safely delivering where and when it matters.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hefner
Director of Investor Relations	Director of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and Adjusted EBITDA to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential

Compass Minerals Reports Third Quarter Earnings

inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to drive growth and reach targeted production rates; price expectations and benefits; revenue growth; operating margins; costs; demand; agriculture fundamentals; exchange rates; and the company’s outlook for the fourth quarter of 2018 and the full year of 2018, including its expectations regarding earnings per share (“EPS”), volumes, revenue, operating earnings margin, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) impacts of the Goderich mine strike, including any work stoppages or slowdowns. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Special Items Impacting the Three Months ended September 30, 2017 (unaudited, in millions, except share data)
Item description	Segment	Line item	Amount	Tax effect	After tax	EPS impact
Tax benefit of releasing certain deferred tax asset valuation allowances	Corporate & other	Income tax benefit	$13.0	N/A	$13.0	$0.38
Restructuring charges	Corporate & other	SG&A	(1.1)	0.4	(0.7)	(0.02)
Restructuring charges	Salt	COGS and SG&A	(2.0)	0.7	(1.3)	(0.04)
Restructuring charges	Plant Nutrition North America	COGS and SG&A	(1.2)	0.2	(1.0)	(0.03)
Totals			$8.7	$1.3	$10.0	$0.29

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating earnings	$32.6	$31.4	$62.0	$78.8
Restructuring charges	—	4.3	—	4.3
Adjusted operating earnings	$32.6	$35.7	$62.0	$83.1
Sales	$322.5	$290.7	$1,007.1	$906.5
Adjusted operating margin	10.1%	12.3%	6.2%	9.2%

Reconciliation for Net Earnings, Excluding Special Items (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net earnings	$12.8	$32.0	$17.8	$47.1
Release of tax-related valuation allowances	—	(13.0)	—	(13.0)
Restructuring charges	—	3.0	—	3.0
Net earnings, excluding special items	$12.8	$22.0	$17.8	$37.1

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net earnings	$12.8	$32.0	$17.8	$47.1
Interest expense	15.9	13.5	44.5	39.5
Income tax expense (benefit)	1.7	(12.5)	1.0	(7.7)
Depreciation, depletion and amortization	34.0	32.7	103.6	89.1
EBITDA	$64.4	$65.7	$166.9	$168.0
Adjustments to EBITDA:
Restructuring charges	—	4.3	—	4.3
Other expense (income), net(1)	2.8	(1.2)	(0.4)	0.5
Adjusted EBITDA	$67.2	$68.8	$166.5	$172.8

(1)	Primarily includes interest income and foreign exchange gains and losses.

Compass Minerals Reports Third Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$137.0	$124.7	$574.0	$508.5
Operating earnings	$12.1	$22.5	$58.7	$78.6
Operating margin	8.8%	18.0%	10.2%	15.5%
Adjusted operating earnings(1)	$12.1	$24.5	$58.7	$80.6
Adjusted operating margin(1)	8.8%	19.6%	10.2%	15.9%
EBITDA(1)	$25.8	$36.0	$101.2	$117.7
EBITDA(1) margin	18.8%	28.9%	17.6%	23.1%
Adjusted EBITDA(1)	$25.8	$38.0	$101.2	$119.7
Adjusted EBITDA margin(1)	18.8%	30.5%	17.6%	23.5%
Sales volumes (in thousands of tons):
Highway deicing	1,302	1,157	6,765	5,596
Consumer and industrial	474	446	1,379	1,412
Total salt	1,776	1,603	8,144	7,008
Average sales prices (per ton):
Highway deicing	$49.15	$49.04	$53.21	$53.07
Consumer and industrial	$154.17	$152.39	$155.26	$149.83
Total salt	$77.16	$77.79	$70.48	$72.56

(1)	Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measures. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$12.1	$22.5	$58.7	$78.6
Restructuring charges	—	2.0	—	2.0
Segment adjusted operating earnings	$12.1	$24.5	$58.7	$80.6
Segment sales	$137.0	$124.7	$574.0	$508.5
Segment adjusted operating margin	8.8%	19.6%	10.2%	15.9%

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$12.1	$22.5	$58.7	$78.6
Depreciation, depletion and amortization	13.7	13.5	42.5	39.1
Segment EBITDA	$25.8	$36.0	$101.2	$117.7
Restructuring charges	—	2.0	—	2.0
Segment adjusted EBITDA	$25.8	$38.0	$101.2	$119.7
Segment sales	$137.0	$124.7	$574.0	$508.5
Segment EBITDA margin	18.8%	28.9%	17.6%	23.1%
Segment adjusted EBITDA margin	18.8%	30.5%	17.6%	23.5%

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$41.7	$40.3	$146.4	$140.0
Operating earnings	$2.3	$2.3	$11.4	$17.5
Operating margin	5.5%	5.7%	7.8%	12.5%
Adjusted operating earnings(1)	$2.3	$3.5	$11.4	$18.7
Adjusted operating margin(1)	5.5%	8.7%	7.8%	13.4%
EBITDA(1)	$15.1	$11.5	$48.5	$44.2
EBITDA(1) margin	36.2%	28.5%	33.1%	31.6%
Adjusted EBITDA(1)	$15.1	$12.7	$48.5	$45.4
Adjusted EBITDA margin(1)	36.2%	31.5%	33.1%	32.4%
Sales volumes (in thousands of tons)	64	65	231	222
Average sales price (per ton)	$658	$626	$635	$631

(1)	Adjusted operating earnings, EBITDA and adjusted EBITDA are non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition North America Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$2.3	$2.3	$11.4	$17.5
Restructuring charges	—	1.2	—	1.2
Segment adjusted operating earnings	$2.3	$3.5	$11.4	$18.7
Segment sales	$41.7	$40.3	$146.4	$140.0
Segment adjusted operating margin	5.5%	8.7%	7.8%	13.4%

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Plant Nutrition North America Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$2.3	$2.3	$11.4	$17.5
Depreciation, depletion and amortization	12.8	9.2	37.1	26.7
Segment EBITDA	$15.1	$11.5	$48.5	$44.2
Restructuring charges	—	1.2	—	1.2
Segment adjusted EBITDA	$15.1	$12.7	$48.5	$45.4
Segment sales	$41.7	$40.3	$146.4	$140.0
Segment EBITDA margin	36.2%	28.5%	33.1%	31.6%
Segment adjusted EBITDA margin	36.2%	31.5%	33.1%	32.4%

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$141.2	$123.2	$278.6	$250.6
Operating earnings	$31.2	$21.4	$32.7	$24.0
Operating margin	22.1%	17.4%	11.7%	9.6%
EBITDA(1)	$36.8	$29.3	$50.1	$42.8
EBITDA(1) margin	26.1%	23.8%	18.0%	17.1%
Sales volumes (in thousands of tons)
Agriculture	180	163	331	302
Chemical solutions	74	70	222	214
Total sales volumes	254	233	553	516
Average sales prices (per ton):
Agriculture	$656	$604	$622	$580
Chemical solutions	$313	$354	$328	$353
Total Plant Nutrition South America	$557	$529	$504	$486

(1)	EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reported GAAP segment operating earnings	$31.2	$21.4	$32.7	$24.0
Depreciation, depletion and amortization	5.0	7.5	16.5	18.2
Earnings in equity method investee	0.6	0.4	0.9	0.6
Segment EBITDA	$36.8	$29.3	$50.1	$42.8
Segment sales	$141.2	$123.2	$278.6	$250.6
Segment EBITDA margin	26.1%	23.8%	18.0%	17.1%

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$322.5	$290.7	$1,007.1	$906.5
Shipping and handling cost	51.9	45.5	221.8	179.8
Product cost	199.2	169.1	606.0	524.1
Gross profit	71.4	76.1	179.3	202.6
Selling, general and administrative expenses	38.8	44.7	117.3	123.8
Operating earnings	32.6	31.4	62.0	78.8
Other expense (income):
Interest expense	15.9	13.5	44.5	39.5
Net earnings in equity investee	(0.6)	(0.4)	(0.9)	(0.6)
Other, net	2.8	(1.2)	(0.4)	0.5
Earnings before income taxes	14.5	19.5	18.8	39.4
Income tax expense (benefit)	1.7	(12.5)	1.0	(7.7)
Net earnings	$12.8	$32.0	$17.8	$47.1
Basic net earnings per common share	$0.37	$0.94	$0.52	$1.38
Diluted net earnings per common share	$0.37	$0.94	$0.51	$1.38
Cash dividends per share	$0.72	$0.72	$2.16	$2.16
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,851	33,825	33,846	33,817
Diluted	33,851	33,825	33,846	33,817

(1)
Excludes weighted participating securities including RSUs and PSUs that receive non-forfeitable dividends which consist of 193,000 and 183,000 weighted participating securities for the three and nine months ended September 30, 2018, respectively, and 169,000 and 165,000 weighted participating securities for the three and nine months ended September 30, 2017, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	September 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$36.1	$36.6
Receivables, net	213.0	344.5
Inventories	312.0	289.9
Other current assets	84.0	66.5
Property, plant and equipment, net	1,067.1	1,138.1
Intangible and other noncurrent assets	640.8	695.4
Total assets	$2,353.0	$2,571.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$28.2	$32.1
Other current liabilities	224.7	235.9
Long-term debt, net of current portion	1,312.0	1,330.4
Deferred income taxes and other noncurrent liabilities	256.9	278.0
Total stockholders' equity	531.2	694.6
Total liabilities and stockholders' equity	$2,353.0	$2,571.0

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$165.4	$128.6

Cash flows from investing activities:
Capital expenditures	(72.2)	(81.0)
Other, net	(2.3)	(3.8)

Net cash used in investing activities	(74.5)	(84.8)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	348.4	183.5
Principal payments on revolving credit facility borrowings	(333.3)	(137.9)
Proceeds from issuance of long-term debt	36.2	52.9
Principal payments on long-term debt	(62.6)	(95.6)
Acquisition-related contingent consideration payment	—	(14.7)
Dividends paid	(73.4)	(73.3)
Deferred financing costs	(0.3)	(0.7)
Proceeds received from stock option exercises	—	0.3
Other, net	(0.7)	0.9

Net cash used in financing activities	(85.7)	(84.6)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	2.5
Net change in cash and cash equivalents	(0.5)	(38.3)
Cash and cash equivalents, beginning of the year	36.6	77.4

Cash and cash equivalents, end of period	$36.1	$39.1

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended September 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$137.0	$41.7	$141.2	$2.6	$322.5
Intersegment sales	—	1.1	1.1	(2.2)	—
Shipping and handling cost	41.2	5.0	5.7	—	51.9
Operating earnings (loss)	12.1	2.3	31.2	(13.0)	32.6
Depreciation, depletion and amortization	13.7	12.8	5.0	2.5	34.0
Total assets (as of end of period)	918.5	594.5	705.4	134.6	2,353.0

Three Months Ended September 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$124.7	$40.3	$123.2	$2.5	$290.7
Intersegment sales	—	1.5	—	(1.5)	—
Shipping and handling cost	34.9	4.8	5.8	—	45.5
Operating earnings (loss)	22.5	2.3	21.4	(14.8)	31.4
Depreciation, depletion and amortization	13.5	9.2	7.5	2.5	32.7
Total assets (as of end of period)	948.7	593.1	844.2	60.8	2,446.8

Nine Months Ended September 30, 2018	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$574.0	$146.4	$278.6	$8.1	$1,007.1
Intersegment sales	—	3.5	2.6	(6.1)	—
Shipping and handling cost	190.1	17.6	14.1	—	221.8
Operating earnings (loss)	58.7	11.4	32.7	(40.8)	62.0
Depreciation, depletion and amortization	42.5	37.1	16.5	7.5	103.6

Nine Months Ended September 30, 2017	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(a)	Total
Sales to external customers	$508.5	$140.0	$250.6	$7.4	$906.5
Intersegment sales	—	4.4	—	(4.4)	—
Shipping and handling cost	147.6	18.4	13.8	—	179.8
Operating earnings (loss)	78.6	17.5	24.0	(41.3)	78.8
Depreciation, depletion and amortization	39.1	26.7	18.2	5.1	89.1

(a)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.